              [LETTERHEAD OF COCA-COLA BOTTLING CO. CONSOLIDATED]


FOR IMMEDIATE RELEASE        Symbol:  COKE
---------------------
May 13, 2002                 Quoted:   The Nasdaq Stock Market (National Market)

   Coca-Cola Bottling Co. Consolidated Directors Adopt Rule 10b5-1 Sales Plan

CHARLOTTE, NC -- Coca-Cola Bottling Co. Consolidated today announced that two of its directors have entered into plans providing for sales of specified amounts of Common Stock in accordance with Securities and Exchange Commission Rule 10b5-1.

J. Frank Harrison, Jr., Chairman Emeritus, and J. Frank Harrison, III, Chairman and Chief Executive Officer, have entered into the plans pursuant to which they may sell a total of 250,000 shares of the Company's Common Stock. Shares to be sold under the plans are issuable to Mr. Harrison, Jr. and Mr. Harrison, III under stock option agreements that were granted in 1989 as long-term incentives. These options are scheduled to expire on March 7, 2004 for Mr. Harrison, Jr. and August 8, 2004 for Mr. Harrison, III. Sales will be subject to certain price restrictions and other contingencies established under the plans. Mr. Harrison, Jr. and Mr. Harrison, III adopted the plans in order to facilitate the exercise of those stock options with the goal of minimizing any market impact. Under his plan, Mr. Harrison, Jr. may sell up to 100,000 shares of Common Stock over a period expiring March 7, 2004, and Mr. Harrison, III may sell up to 150,000 shares of Common Stock over a period expiring August 8, 2004.

"The sole reason we are entering into these sales plans is in order to realize the value of the options that were granted to us in 1989 prior to their expiration. We remain firmly confident in the future outlook for the Company, as evidenced by our substantial holdings in the Company," stated Mr. Harrison, III.

Rule 10b5-1 permits the implementation of a written plan for selling company stock at times when insiders are not in possession of material, non-public information and allows insiders adopting such plans to sell shares on a regular basis, regardless of any subsequent material, non-public information they receive.

Forward-looking statements.

Included in this news release are several forward-looking management comments and other statements that reflect management's current outlook for future periods. These expectations are based on currently available competitive, financial and economic data along with the Company's operating plans, and are subject to future events and uncertainties. These statements may include, among others, statements relating to our expectations concerning our confidence in the future outlook for the Company. Among the events or uncertainties which could adversely affect future periods are lower than expected net pricing resulting from increased marketplace competition, changes in how significant customers market our products, an inability to meet requirements under bottling contracts, an inability to meet performance requirements for expected levels of marketing support payments from The Coca-Cola Company, reduced marketing and advertising spending by The Coca-Cola Company and other beverage companies, material changes from expectations in the cost of raw materials, the inability of our aluminum can or PET bottle suppliers to meet our demand, higher than expected fuel prices and unfavorable interest rate fluctuations. The forward-looking statements in this news release should be read in conjunction with the detailed cautionary statements found in the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2001.

                               --Enjoy Coca-Cola--